EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

MINISTRY PARTNERS INVESTMENT CORPORATION

Stephan Ballas and Van C. Elliott certify that:

1. They are the President and the Secretary, respectively, of Ministry Partners Investment Corporation, a California corporation.

2. The Board of Directors of Ministry Partners Investment Corporation has approved the following amendment to the corporation=s articles of incorporation whereby Article IV of the articles of incorporation is hereby amended and restated in its entirety to read as follows:

"IV.

This corporation is authorized to issue two classes of shares designated "Common Shares" and "Preferred Shares," respectively. The authorized number of Common Shares is 10,000,000 and the number of Preferred Shares is 1,000,000.

"The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series."

3. The amendment was approved by the required vote of the shareholders in accordance with Corporations Code Section 904. The total number of outstanding shares affected by the amendment, regardless of limitation or restrictions on their voting rights, was one hundred thousand (100,000) shares of common stock. The favorable vote of all of the outstanding shares affected, regardless of their voting rights, was required to approve this amendment. The number of shares of each class voting in favor of the amendment equaled the required vote of that class.

We declare under penalty of perjury that the statements set forth in this certificate are true and correct of our own knowledge and that this declaration was executed on December 3, 2001, at Anaheim, California.

/s/ Stephen A. Ballas

Stephen A. Ballas, President

/s/ Van C. Elliott

Van C. Elliott, Secretary